EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement on Form S-3 and the related prospectus of Ladenburg Thalmann Financial Services Inc. (the “Company”) for the registration of 2,777,778 shares of its common stock and to the incorporation by reference therein of our reports dated March 16, 2007, with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of the Company’s internal control over financial reporting included in its Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Eisner LLP
New York, New York
May 23, 2007